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                                                                 EXHIBIT 99


                          [McM CORPORATION LETTERHEAD]



RALEIGH, NORTH CAROLINA, FEBRUARY 4, 1997 - FOR IMMEDIATE RELEASE


         McM Corporation, a Raleigh-based insurance holding company, has been informed that the Trustee of the McMillen Trust, holder of 66% of the Company's stock, has granted to McM Acquisition Corporation ("MAC") an option to purchase all of the Trust's shares at $6.20 per share. The option expires March 1, 1998. MAC, controlled by private investor and real estate developer M. Roland Britt, has filed a Form 13D with the Securities and Exchange Commission. The filing shows that the possible purchase of the Trust's shares is subject to the ability of MAC to obtain the necessary financing as well as North Carolina Department of Insurance and other regulatory approvals. McM, which is not a party to the option agreement, cannot predict whether MAC will exercise its option or would be able to obtain the required approvals and financial arrangements.

         The Trustee of the McMillen Trust, Wilmington Trust Company, is proceeding under a 1987 order of the Chancery Court of Delaware which directs the Trustee to dispose of its investment in McM.

         In a separate, independent action, McM had already agreed to provide MAC confidential access to the Company records and information to enable it to conduct due diligence reviews and to pursue appropriate financial arrangements for a possible acquisition of all of McM's shares. The agreement, which expires May 31, 1997, also grants to MAC an exclusive period during which McM will continue its policy of not soliciting acquisition offers.




COMPANY CONTACT:

Stephen L. Stephano
President
(919) 833-1600